Exhibit B-4


                 INDEPENDENCE STEAM ELECTRIC
                     STATION UNIT NO. 2

            OWNERSHIP INTEREST PURCHASE AGREEMENT

                dated as of February 26, 1998

                           between

                     ENTERGY POWER, INC.

                             and

            EAST TEXAS ELECTRIC COOPERATIVE, INC.

     OWNERSHIP INTEREST PURCHASE AGREEMENT


     THIS OWNERSHIP INTEREST PURCHASE AGREEMENT, dated as of this 26th day of February, 1998, is between EAST TEXAS ELECTRIC COOPERATIVE, Inc., an electric cooperative organized and existing under the laws of the State of Texas ("ETEC"), and ENTERGY POWER, INC., a corporation organized and existing under the laws of the State of Delaware ("Entergy Power").

     WHEREAS, Entergy Arkansas, Inc. (formerly Arkansas
Power & Light Company), an Arkansas corporation ("Entergy
Arkansas"), has constructed and operates a coal-fired electric generating plant near Newark, Arkansas, known as the Independence Steam Electric Station ("Independence
SES"), in which Participants own undivided ownership interests pursuant to the Ownership Agreement; and

     WHEREAS, Entergy Power is a corporation primarily engaged in the business of acquiring, producing and selling electric power and energy to other parties for resale, and ETEC is primarily engaged in the business of acquiring electric power and energy and reselling such power to its members in Texas; and

     WHEREAS, Entergy Power owns an undivided interests in the 842 megawatt ("MW") (nominal rating) Independence SES
Unit No. Two ("Independence Unit 2"), and in certain common facilities and other related properties, as more particularly described hereinafter; and

     WHEREAS, Entergy Power desires to sell, and ETEC desires to purchase, an ownership interest in Independence
Unit 2 and in such common facilities and related properties, as more particularly described hereinafter.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, ETEC and Entergy Power hereby agree as follows:

                I.     CERTAIN DEFINED TERMS.

     The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, will, except when the context otherwise requires, have the following meanings:

A. "ETEC's Ownership Share" has the meaning set forth in Section 2.1 hereof.

A. "ETEC's Wyoming Property" has the meaning set forth in Section 2.1 hereof

A. "Closing Date" means the date prescribed in this Agreement on which Entergy Power transfers to ETEC ETEC's
Ownership Share and ETEC's Wyoming Property.

A. "Common Facilities" will have the meaning provided for in Section 2. 1.

A. "Definitive Agreements" means this Agreement, together with each other agreement or instrument executed in connection herewith, whether or not mentioned herein.

A.   "Environmental Certificate" means the Certificate of
Environmental Compatibility and Public Need for the
Independence SES.

A.   "FERC" means die Federal Energy Regulatory Commission.

A. "including" means including without limiting the generality of any description preceding such term.

A.   "Operating Agreement" means the Independence Operating
Agreement, originally
dated July 31, 1979, as the same has been and may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

A. "Ownership Agreement" means the Independence Ownership Agreement, originally dated July 31, 1979, among Entergy Arkansas, Inc. (formerly Arkansas Power & Light Company), Entergy Mississippi, Inc. (formerly Mississippi Power & Light Company), Arkansas Electric Cooperative Corporation ("AECC"), ETEC, the City of Conway, Arkansas ("Conway"), City Water and Light Plant of the City of Jonesboro, Arkansas ("Jonesboro"), the City of West Memphis, Arkansas ("West Memphis"), and the City of Osceola, Arkansas ("Osceola"), and United States Trust Company of New York, a New York banking corporation, not in its individual capacity but as trustee ("Owner Trustee"), as the same has been and may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof

A.   "Entergy Power's Ownership Share" means, collectively,
(i) the 21.5% undivided ownership interest of Entergy Power in Independence Unit 2, (ii) the 10.75% undivided ownership interest of Entergy Power in the Environmental Certificate, and (iii) the 10.75% undivided ownership interest of Entergy Power in the Common Facilities.

A. "Participant" means each of the parties to the Ownership Agreement or the Operating Agreement, as the case may be.

A. "Purchased Capacity" means 60 MW of electric generating capacity from Independence Unit 2.

I.   SALE AND TRANSFER OF ASSETS

A. Sale of Ownership Share and Wyoming Property. Subject to the terms and conditions hereof, on the Closing Date provided for in Section 2.4 hereof, Entergy Power will sell and convey to ETEC, and ETEC will purchase from Entergy Power, (i) a seven and thirteen one hundredths percent (7.13%) undivided ownership interest in Independence Unit 2,
(ii) a three and fifty-six one hundredths percent (3.56%) undivided ownership interest in the Environmental Certificate, (iii) three and fifty-six one hundredths percent (3.56%) undivided ownership interest in certain land and common facilities at Independence SES (as more particularly described in the Ownership Agreement) (the "Common Facilities") (items (i), (ii) and (iii), collectively, the "ETEC's Ownership Share"), and (iv) a three and fifty-six one hundredths percent (3.56%) undivided interest in certain mine facilities and mine equipment located in Wyoming and a five and forty-nine one hundredths percent (5.49%) undivided interest in other mine equipment (as more particularly described in the Ownership Agreement and in Exhibit "A" attached hereto and incorporated herein by reference) ("ETEC's Wyoming Property"). ETEC's Ownership Share will be conveyed by Special Warranty Deed and Bill of Sale and by Assignment substantially in the form of Exhibits "B" and "C", respectively, attached hereto and made a part hereof. ETEC's Wyoming Property will be conveyed by Bill of Sale substantially in the form of Exhibit "D" attached hereto and made a part hereof.

A. Other Instruments. On the Closing Date, and from time to time thereafter, ETEC and Entergy Power will execute such other instruments of conveyance and transfer, and other documents, as may be necessary or appropriate to carry out the intent of this Agreement and to vest in ETEC all right, title and interest in ETEC's Ownership Share and in ETEC's Wyoming Property.

A. Closing Date. The Closing Date of the sale and transfer of ETEC's Ownership Share and ETEC's Wyoming Property as provided for herein will take place on June 1, 1998, or such other date mutually agreed upon by the parties, at The Woodlands, Texas, or such other place mutually agreed upon by the parties, provided, however, in the event the parties have not received all necessary governmental, regulatory or other required approvals of the consummation of the transactions contemplated hereby by June 1, 1998, the Closing Date will be postponed from day to day until all such approvals have been received.

A. Notice of Loss or Damage. Entergy Power hereby agrees to provide to ETEC written notice, prior to the Closing Date, of any loss, damage or material adverse change to Independence SES, the Common Facilities, or the Wyoming Property suffered between the date of this Agreement and the Closing Date.


I.      PAYMENTS BY ETEC

A. On the Closing Date. The purchase price of ETEC's Ownership Share and ETEC's Wyoming Property will be together THIRTY MILLION FOUR HUNDRED EIGHTY ONE THOUSAND DOLLARS ($30,481,000) (the "Purchase Price"). The Purchase Price will be payable by ETEC to Entergy Power in cash or in immediately available funds on the Closing Date.

3.2  Adjustments.

1. As of the date hereof, it is agreed by the parties that the value of supplies and inventory, including fuel, located at Independence Unit 2 and considered to be part of ETEC's Ownership Share is $481,000. On the Closing
Date, the Purchase Price will be adjusted to reflect the actual value of those supplies and inventory as of the Closing Date.

1. It is recognized and agreed by the parties that, after the Closing Date, each party will bear responsibility for costs in proportion to its ownership share. In the event Entergy Power may have expended, or been billed for, sums for operating and maintenance costs, capitalized improvements to Independence Unit 2, fuel inventory, material and supply inventory, or other charges for any period after the Closing Date ETEC will pay to Entergy Power any and all such sums in proportion to ETEC's Ownership Share within ten (10) days after Entergy Power furnishes to ETEC a written statement reflecting said sum or sums.


I.       ASSIGNMENT TO AND ASSUMPTION BY ETEC OF
             CERTAIN ENTERGY POWER RIGHTS AND OBLIGATIONS

A. Rights of ETEC Under the Ownership Agreement. As of the Closing Date, Entergy Power hereby assigns to ETEC certain right, dudes and obligations under the Ownership Agreement, to the extent of ETEC's Ownership Share and ETEC's Wyoming Property, and ETEC hereby accepts such assignment and assumes such rights, duties and obligations. From and after the Closing Date, ETEC will have the rights and duties of a Participant under the Ownership Agreement to the extent of ETEC's Ownership Share and ETEC's Wyoming Property. All terms and conditions of the Ownership Agreement, including the definition of terms contained therein, are incorporated by reference herein to the extent not in conflict herewith.

A. Rights of ETEC Under the Operating Agreement. As of the Closing Date, Entergy Power hereby assigns to ETEC certain rights, duties and obligations under the Operating Agreement, to the extent of ETEC's Ownership Share and ETEC's Wyoming Property, and ETEC hereby accepts such assignment and assumes such rights, duties and obligations. From and after the Closing Date, ETEC will have the rights and duties of a Participant under the Operating Agreement to the extent of ETECW Ownership Share and ETEC's Wyoming Property. All terms and conditions of the Operating Agreement, including the definition of terms contained therein, are incorporated by reference hereby to the extent not in conflict herewith.

A. Rights of ETEC Under Clean Air Act. As of the Closing Date, Entergy Power hereby assigns to ETEC certain rights, duties and obligations arising under Title IV of the Clean Air Act Amendments of 1990 (the "Act"), to the extent of ETEC's Ownership Share and ETEC's Wyoming Property, and ETEC hereby accepts such assignment and assumes such rights, duties and obligations. Such assignment of rights, duties and obligations includes, but is not limited to, the Environmental Protection Agency's Base Allocation of allowances under the Act and related regulations. From and after the Closing Date, ETEC will have the rights and duties of a Participant under the Act to the extent of ETEC's Ownership Share and ETEC's Wyoming Property.


            I.     REPRESENTATIONS AND WARRANTIES

A.   Representations and Warranties by Entergy Power.
Entergy Power hereby represents and warrants as follows:

1. Entergy Power is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to carry on its business as it is now being conducted.

1. Entergy Power is the owner of, and holds marketable title to, all real, personal and intangible property subject to conveyance hereunder. Entergy Power has full power to transfer said property free and clear of all liens, encumbrances, security interests, options, claims and restrictions, except those enumerated in Exhibit "E" attached hereto.

1. Entergy Power has incurred no debt and is not in default, or subject to any liabilities or obligations of any nature whether accrued, absolute, shared, contingent or otherwise, arising from its ownership in Independence SES, except as enumerated in Exhibit "F" attached hereto.

1.           All information provided to ETEC or its
representatives by Entergy Power or its representatives in the course of ETEC's evaluation of the transactions underlying the Definitive Agreements was at the time, and continues to be as of the Closing Date, complete and accurate to the best of Entergy Power's knowledge.

1. Entergy Power has paid all income, franchise, corporate, and other taxes which are payable by it to all federal, state and local taxing authorities.

1. There are no actions, suits, investigations or proceedings pending, or to Entergy Power's knowledge threatened, against Entergy Power arising from its ownership in Independence SES or the Wyoming Property.

     (g) The subject conveyance and assignment to ETEC is either not subject to Article 6 of the Uniform Commercial
Code (Bulk Transfers) as adopted in Arkansas or, in the alternative, Entergy Power has complied with the notice and all other requirements of said Article 6.

A. Representations and Warranties by ETEC. ETEC hereby represents and warrants as follows:
B.
1. ETEC is an electric cooperative duly organized and validly existing in good standing under the laws of the State of Texas and has the requisite power to carry on its business as it is now being conducted.

                 I.     CONDITIONS PRECEDENT

A. Conditions Precedent to Entergy Powers Obligations Hereunder. All obligations of Entergy Power under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (or the waiver in writing of such conditions by Entergy Power).

1. Entergy Power shall not have discovered any material error, misstatement or omission in the representations and warranties made by ETEC in this Agreement.

1. ETEC's representations and warranties contained in this Agreement will be deemed to have been made again, at and as of the Closing Date, and shall then be true in all material respects; ETEC will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and Entergy Power will have been furnished with a certificate, dated the Closing Date, certifying in such detail as Entergy Power may request to the fulfillment of the foregoing conditions.

A.        Conditions Precedent to ETEC's Obligations
Hereunder. All obligations of ETEC under this Agreement are subject to the fulfillment prior to or on the Closing Date, of each of the following conditions (or the waiver in writing of such conditions by ETEC).

1. ETEC shall not have received notice from Entergy Power or otherwise become aware of the occurrence, during the time between the date of this Agreement and the Closing Date, of any loss, damage, or material adverse change to Independence SES, the Common Facilities, or the Wyoming Property.

1. ETEC shall not have discovered any material error, misstatement or omission in the representations and warranties made by Entergy Power in this Agreement.

1. Entergy Power's representations and warranties contained in this Agreement will be deemed to have been made again, at and as of the Closing Date, and will then be true in all material respects; Entergy Power will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and ETEC will have been furnished with a certificate, dated as of the Closing Date, certifying in such detail as ETEC may request to the fulfillment of the foregoing conditions.

A. Conditions Precedent to the Respective Obligations of Entergy Power and ETEC. The respective obligations of Entergy Power and ETEC hereunder are, unless waived in writing by Entergy Power and ETEC prior to or on the Closing Date, subject to the further conditions that:

1. ETEC shall have secured a commitment to supply power coordination, interchange and transmission services with respect to the delivery to ETEC of the electric energy relating to the Purchased Capacity, on terms satisfactory to ETEC.

1. ETEC shall have secured financing on terms and conditions acceptable to ETEC, the proceeds of which will be used to finance the Purchase Price.

1. Entergy Power shall have received a written waiver from Entergy Arkansas of Entergy Arkansas's rights of first refusal with respect to Entergy Power's sale of the Ownership Share.

1. The boards of directors of Entergy Power and ETEC shall each have approved the transactions contemplated by his Agreement and each of the Definitive Agreements.

1. All necessary or appropriate consents, waivers, approvals or other authorizations from Federal, state or local governmental or regulatory agencies or other persons with respect to the transactions contemplated by this Agreement shall have been received by Entergy Power or ETEC or both, as the case may be.

1. Entergy Power and ETEC shall have agreed to any adjustment to the Purchase Price in accordance with Section
3.2(a) hereof.


I.             MISCELLANEOUS

A. Indemnification for Obligations Arising Prior to Closing. Entergy Power agrees to, and does hereby, indemnify and hold ETEC harmless from and against any and all expense, liability, claim, fine or loss whatsoever, including, but not limited to, reasonable legal fees and expenses (collectively referred to as "Claims") brought or asserted by any third person, including another Participant in any way relating to, or arising out of, the assumption by ETEC of any obligations of Entergy Power under the Definitive Agreements, where such Claims arose or accrued on or prior to the Closing Date, including such Claims that are tolled, undiscovered, or otherwise unrealized until after the Closing Date.

A. Cross-Indemnification for Obligations Arising After Closing. ETEC agrees to, and does hereby, indemnify and hold Entergy Power harmless from and against any and all Claims brought or asserted by any third person, including another Participant, in any way arising out of the sole negligence, gross negligence, recklessness, or willful misconduct of ETEC occurring after the Closing Date.
Entergy Power agrees to, and does hereby, indemnify and hold ETEC harmless from and against all Claims brought or asserted by any third person, including another Participant, in any way arising out of the sole negligence, gross negligence, recklessness, or willful misconduct of Entergy Power occurring after the Closing Date.

A. Waiver of Partition. ETEC and Entergy Power hereby expressly waive and renounce, until Independence Unit 2 is retired from commercial service, for themselves, their successors, transferees and assigns, all rights as tenants in common in Independence Unit 2 to partition and accounting.

A. No Partnership. Notwithstanding any provisions of this Agreement, ETEC and Entergy Power do not intend to create hereby any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit. ETEC and Entergy Power elect not to be treated as a partnership for United States income tax purposes.

A. Notice. Any notice, request, consent or other communications permitted or required by this Agreement will be in writing and will be deemed given when deposited in the United States mail, first class postage paid, and if given to ETEC, will be addressed to:

             East Texas Electric Cooperative
             2905 Westward Drive
             Nacogdoches, Texas 75961
             Attention:  General Manager

     and if given to Entergy Power, will be addressed to:

             Entergy Power, Inc.
             Parkwood Two Suite 500
             10055 Grogan's Mill Road
             The Woodlands, Texas 77380
             Attention:  President
             (copy) General Counsel

unless a different officer or address will have been designated by the respective party by notice in writing.

A. Amendments. No amendment, modification, termination or waiver of any provision of this Agreement or any other Definitive Agreement, or consent to any departure by either of the parties therefrom, will in any event be effective without a written instrument duly executed by each of the parties hereto.

A. Severability. Any provision of this Agreement or any other Definitive Agreement which is prohibited or unenforceable in any jurisdiction will, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or impairing the remaining provisions of this Agreement or any other Definitive Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

A. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose or be given substantive effect.

A. Successors and Assigns. This Agreement and the other Definitive Agreements will be binding upon the parties hereto and their respective successors and assigns and will inure to the benefit of the parties hereto and the successors and assigns of each of the parties hereto.

A. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original.

A. Entire Agreement. This Agreement, together with the other Definitive Agreements, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding, written or verbal, of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

A. "As Is" Sale. Subject to the representations and warranties expressly provided herein, ETEC's Ownership Share and ETEC's Wyoming Property are being sold and conveyed by Entergy Power to ETEC "as is" and "where is." Entergy Power makes no representation or warranty whatsoever in this Agreement, express, implied or statutory, including any representation or warranty as to the value, quantity, condition, saleability, obsolescence, merchantability, fitness or suitability for use or working order of any part of the Independence SES, nor does Entergy Power represent or warrant that the use or operation of the Independence SES will not violate patent, trademark or service mark rights of any third parties. ETEC is willing to purchase ETEC's Ownership Share and ETEC's Wyoming Property "as is" and "where is" and in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, ETEC will have the benefit, in proportion to ETEC's Ownership Share, to all manufacturers' and vendors' warranties and all patent, trademark, and servicemark rights running to the Participants.

A.        Governing Law.  THIS AGREEMENT WILL BE GOVERNED
BY, AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH,
THE LAWS OF THE STATE OF TEXAS.

A.        Representations To Survive Closing. The
representations, warranties and mutual indemnity provided by this Agreement will survive the Closing Date.

A. Remedies. Nothing in this agreement will be construed to abridge, limit or deprive either of the parties hereto of any right or remedy it might otherwise have now or hereinafter existing in law, in equity or by statute, including the right of injunction and specific performance for the breach of any provision of this Agreement.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement in the State of Texas, City of The Woodlands, on the date first above written.

ATTEST:                       ENTERGY POWER, INC.


                              By:_______________________
Title:__________________      Title:______________________


ATTEST:                       EAST TEXAS ELECTRIC
                               COOPERATIVE, INC.


                               By:_______________________
Title:__________________       Title:______________________